Exhibit 99.1

Papa John’s Announces Second Quarter 2015 Results

Comparable Sales Increases of 5.5% for North America and 6.8% for International Drive Strong Earnings Growth

LOUISVILLE, Ky.--(BUSINESS WIRE)--August 4, 2015--Papa John’s International, Inc. (NASDAQ: PZZA) today announced financial results for the three and six months ended June 28, 2015.

Highlights

  Reported earnings per diluted share of $0.27 in the second quarter of 2015; Adjusted earnings per diluted share of $0.47 in 2015, excluding a legal settlement, or an increase of 17.5% over 2014
  System-wide comparable sales increases of 5.5% for North America and 6.8% for International
  Regular dividend increased 25% to $0.70 from $0.56 annually
  Increased 2015 diluted earnings per share guidance to a range of $2.04 to $2.10, excluding a legal settlement; Increased International comparable sales guidance to a range of +6.0% to +8.0%

“We are pleased to have maintained our excellent sales momentum and completed another successful quarter,” said Papa John’s founder, chairman and CEO, John Schnatter. “Our Better Ingredients, Better Pizza promise is resonating more than ever with our loyal consumers, and should only help drive increasingly better results as we continue to differentiate ourselves by enhancing the quality of our pizza.”

Second quarter 2015 revenues were $399.0 million, a 4.8% increase from second quarter 2014 revenues of $380.9 million. Second quarter 2015 net income was $10.8 million ($18.8 million, or a 12.0% increase, excluding a net after-tax expense of $8.0 million for a legal settlement discussed below), compared to second quarter 2014 net income of $16.7 million. Second quarter 2015 diluted earnings per share were $0.27 ($0.47, or a 17.5% increase, excluding the $0.20 impact of a legal settlement discussed below), compared to second quarter 2014 diluted earnings per share of $0.40.

Revenues were $831.3 million for the six months ended June 28, 2015, a 6.3% increase from revenues of $782.2 million for the same period in 2014. Net income was $33.0 million for the first six months of 2015 ($41.0 million, or a 13.7% increase, excluding the net after-tax expense of a legal settlement discussed below), compared to $36.1 million for the same period in 2014. Diluted earnings per share were $0.82 for the first six months of 2015 ($1.02, or a 20.0% increase, excluding a legal settlement discussed below), compared to $0.85 for the same period in 2014.

Legal Settlement

In the second quarter, the Company recorded a pre-tax expense of $12.3 million for a preliminary legal settlement, subject to court approval (“Legal Settlement”). This collective and class action, Perrin v. Papa John’s International, Inc. and Papa John’s USA, Inc. which included approximately 19,000 drivers, alleged delivery drivers were not reimbursed in accordance with the Fair Labor Standards Act (“FLSA”). The Company continues to deny any liability or wrongdoing in this matter.

The following table reconciles our GAAP financial results to our adjusted financial results excluding the Legal Settlement, which are non-GAAP measures, for the three and six month periods ended June 28, 2015:

	Three Months Ended		Six Months Ended
	June 28,	June 29,	June 28,	June 29,
(In thousands, except per share amounts)	2015	2014	2015	2014

Income before income taxes, as reported	$17,531	$26,236	$53,967	$57,646
Legal Settlement expense	12,278	-	12,278	-
Income before income taxes, as adjusted	$29,809	$26,236	$66,245	$57,646

Net income, as reported	$10,780	$16,748	$33,016	$36,059
Legal Settlement expense	7,986	-	7,986	-
Net income, as adjusted	$18,766	$16,748	$41,002	$36,059

Diluted earnings per share, as reported	$0.27	$0.40	$0.82	$0.85
Legal Settlement expense	0.20	-	0.20	-
Diluted earnings per share, as adjusted	$0.47	$0.40	$1.02	$0.85

The non-GAAP results shown above, which exclude the Legal Settlement, should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP results. Management believes presenting the financial information excluding the Legal Settlement is important for purposes of comparison to prior year results. In addition, management uses this metric to evaluate the Company’s underlying operating performance and to analyze trends.

Global Restaurant and Comparable Sales Information

	Three Months Ended		Six Months Ended
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014

Global restaurant sales growth (a)	6.4%	10.2%	6.9%	11.4%

Global restaurant sales growth, excluding the impact of foreign currency (a)	8.8%	10.4%	9.2%	11.8%

Comparable sales growth (b)
Domestic company-owned restaurants	7.4%	7.5%	7.7%	9.5%
North America franchised restaurants	4.8%	5.4%	5.4%	7.2%
System-wide North America restaurants	5.5%	6.0%	6.0%	7.8%

System-wide international restaurants	6.8%	8.6%	7.2%	7.6%

(a)	Includes both company-owned and franchised restaurant sales.

(b)	Represents the change in year-over-year sales for the same base of restaurants for the same fiscal periods. Comparable sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation.

We believe global restaurant and comparable sales growth information, as defined in the table above, is useful in analyzing our results since our franchisees pay royalties that are based on a percentage of franchise sales. Franchise sales generate commissary revenue in the United States and in certain international markets. Global restaurant and comparable sales growth information is also useful in analyzing industry trends and the strength of our brand. Franchise restaurant sales are not included in company revenues.

Revenue and Operating Highlights

All revenue and operating highlights below are compared to the same period of the prior year, unless otherwise noted.

Revenue Highlights

Consolidated revenues increased $18.1 million, or 4.8%, for the second quarter of 2015 and increased $49.0 million, or 6.3%, for the six months ended June 28, 2015. The increases in revenues were primarily due to the following:

  Domestic company-owned restaurant sales increased $16.0 million, or 9.4%, and $35.1 million, or 10.1%, for the three and six months, respectively, primarily due to increases of 7.4% and 7.7% in comparable sales.
  North America franchise royalty revenue increased $2.1 million, or 10.0%, and $4.8 million, or 11.1%, for the three and six months, respectively, primarily due to increases of 4.8% and 5.4% in comparable sales and reduced levels of royalty incentives.
  Domestic commissary sales decreased $1.6 million, or 1.0%, and $3.3 million, or 1.0%, for the three and six months, respectively, due to lower revenues associated with lower cheese prices, somewhat offset by increases in restaurant sales volumes. PJ Food Service pricing for cheese is based on a fixed dollar markup; when cheese prices decrease, revenues decrease with no overall impact on the related dollar margin.
  Other sales increased approximately $800,000, or 6.1%, and $9.7 million, or 36.8%, for the three and six months, respectively. The increases were primarily due to point-of-sale system (“FOCUS”) equipment sales to franchisees.
  International revenues increased approximately $750,000, or 2.9%, and $2.6 million, or 5.2%, for the three and six months, respectively, primarily due to increases in the number of restaurants and increases in comparable sales of 6.8% and 7.2%, calculated on a constant dollar basis. This was somewhat offset by the negative impact of foreign currency exchange rates.

Operating Highlights

The tables below adjust income before income taxes on a reporting segment basis to exclude the Legal Settlement:

	Three Months Ended
	As Reported	Legal	Adjusted		Adjusted
	June 28,	Settlement	June 28,	June 29,	Increase
(In thousands)	2015	expense	2015	2014	(Decrease)

Domestic company-owned restaurants	$14,617	$-	$14,617	$10,651	$3,966
Domestic commissaries	10,702	-	10,702	6,846	3,856
North America franchising	20,054	-	20,054	17,882	2,172
International	2,279	-	2,279	1,903	376
All others	(117)	-	(117)	(442)	325
Unallocated corporate expenses	(29,949)	12,278	(17,671)	(10,702)	(6,969)
Elimination of intersegment losses (profits)	(55)	-	(55)	98	(153)
Total income before income taxes*	$17,531	$12,278	$29,809	$26,236	$3,573

	Six Months Ended
	As Reported	Legal	Adjusted		Adjusted
	June 28,	Settlement	June 28,	June 29,	Increase
(In thousands)	2015	expense	2015	2014	(Decrease)

Domestic company-owned restaurants	$33,097	$-	$33,097	$23,936	$9,161
Domestic commissaries	22,502	-	22,502	17,277	5,225
North America franchising	42,373	-	42,373	37,366	5,007
International	3,623	-	3,623	2,635	988
All others	326	-	326	148	178
Unallocated corporate expenses	(47,154)	12,278	(34,876)	(23,163)	(11,713)
Elimination of intersegment losses (profits)	(800)	-	(800)	(553)	(247)
Total income before income taxes*	$53,967	$12,278	$66,245	$57,646	$8,599

*Income before income taxes was reduced by FOCUS costs in all periods presented. The 2015 costs were $1.2 million and $2.8 million higher for the three- and six-month periods, respectively. Diluted earnings per share were reduced $0.03 and $0.04 over the prior year three- and six-month periods, respectively. For additional information, see our Quarterly Report on Form 10-Q for the three and six months ended June 28, 2015.

Second quarter 2015 income before income taxes increased approximately $3.6 million, or 13.6%, excluding the $12.3 million Legal Settlement. This increase was primarily due to the following:

  Domestic company-owned restaurants increased approximately $4.0 million primarily due to higher profits from the 7.4% increase in comparable sales and from lower commodity costs. The market price for cheese averaged $1.63 per pound for the second quarter of 2015, compared to $2.13 per pound in the prior year.
  Domestic commissaries income increased approximately $3.9 million primarily due to a higher margin and incremental profits from higher restaurant volumes.
  North America franchising increased approximately $2.2 million primarily due to higher royalties attributable to the 4.8% comparable sales increase and reduced levels of royalty incentives.
  International income increased approximately $400,000 primarily due to the previously mentioned increase in units and comparable sales of 6.8%, which resulted in both higher royalties and an increase in United Kingdom profits. This was somewhat offset by the impact of negative foreign currency exchange rates.

These increases were partially offset by higher unallocated corporate expenses of approximately $7.0 million primarily due to higher management incentive compensation, tied to higher projected annual operating results, higher salaries and benefits, including health insurance, and increased legal and interest costs. The second quarter of 2015 also had higher expenses due to a shift in the timing of the annual operators’ conference (shift in timing from the first quarter in 2014 to the second quarter in 2015).

Income before income taxes increased $8.6 million, or 14.9%, for the six-month period ended June 28, 2015, excluding the $12.3 million Legal Settlement. This increase was primarily due to same reasons noted for the quarter.

The effective income tax rates were 28.9% and 32.0% for the three and six months ended June 28, 2015, representing decreases of 3.1% and 1.4% for the three- and six-month periods, respectively. The Legal Settlement reduced our income tax rates by approximately 2.5% and 0.5% for the three- and six-month periods, respectively. The rates for 2015 also include a higher benefit from various tax deductions and credits.

The company’s free cash flow, a non-GAAP financial measure, for the first six months of 2015 and 2014, was as follows (in thousands):

	Six Months Ended
	June 28,	June 29,
	2015	2014

Net cash provided by operating activities (a)	$77,982	$54,565
Purchases of property and equipment (b)	(16,501)	(26,239)
Free cash flow	$61,481	$28,326

(a)	The increase of approximately $23.4 million was primarily due to higher operating income and favorable changes in inventory and other working capital items. The prior year included higher inventory levels of equipment to support the rollout of FOCUS to our domestic franchised restaurants. The Legal Settlement does not currently impact cash provided by operating activities as it has not been paid. We expect the majority of the settlement payments to be made in the next twelve months.
(b)	The decrease of approximately $9.7 million is primarily due to the prior year including FOCUS equipment costs for domestic Company-owned restaurants and higher levels of FOCUS software development costs.

We define free cash flow as net cash provided by operating activities (from the consolidated statements of cash flows) less the amounts spent on the purchase of property and equipment. We view free cash flow as an important measure because it is a factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP, and as a result, our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) for additional information concerning our operating results and cash flow for the three and six months ended June 28, 2015.

Global Restaurant Unit Data

At June 28, 2015, there were 4,734 Papa John’s restaurants operating in all 50 states and in 38 international countries and territories, as follows:

	Domestic Company -owned	Franchised North America	Total North America	International	System-wide
Second Quarter
Beginning - March 29, 2015	691	2,650	3,341	1,358	4,699
Opened	1	19	20	42	62
Closed	-	(15)	(15)	(12)	(27)
Acquired (divested)	1	(1)	-	-	-
Ending - June 28, 2015	693	2,653	3,346	1,388	4,734

Year-to-date
Beginning - December 28, 2014	686	2,654	3,340	1,323	4,663
Opened	4	37	41	92	133
Closed	-	(35)	(35)	(27)	(62)
Acquired (divested)	3	(3)	-	-	-
Ending - June 28, 2015	693	2,653	3,346	1,388	4,734

Unit growth (decline)	7	(1)	6	65	71

% increase (decrease)	1.0%	(0.0%)	0.2%	4.9%	1.5%

Our development pipeline as of June 28, 2015 included approximately 1,250 restaurants (250 units in North America and 1,000 units internationally), the majority of which are scheduled to open over the next six years.

Share Repurchase Activity

The following table reflects our repurchases for the three and six months ended June 28, 2015 and subsequent repurchases through July 28, 2015 (in thousands):

Period	Number of Shares	Cost

Three Months Ended June 28, 2015	416	$	27,318

Six Months Ended June 28, 2015	818	$	52,083

June 29, 2015 through July 28, 2015	110	$	8,381

There were 40.2 million and 40.4 million diluted weighted average shares outstanding for the three and six months ended June 28, 2015, representing decreases of 4.2% and 4.6%, respectively, over the prior year comparable periods. Diluted earnings per share increased $0.02 and $0.05, respectively, for the three and six months ended June 28, 2015 due to the reduction in shares outstanding, primarily resulting from the share repurchase program. Approximately 39.6 million actual shares of the company’s common stock were outstanding as of June 28, 2015.

Cash Dividend

We paid a cash dividend of approximately $5.6 million ($0.14 per common share) during the second quarter of 2015. Subsequent to the second quarter, on July 30, 2015, our Board of Directors approved a 25% increase in the Company’s dividend rate per common share, from $0.56 on an annual basis to $0.70 on an annual basis, and declared a third quarter dividend of $0.175 per common share (approximately $6.9 million based on current shareholders of record). The dividend will be paid on August 21, 2015 to shareholders of record as of the close of business on August 11, 2015. The declaration and payment of any future dividends will be at the discretion of our Board of Directors, subject to the Company’s financial results, cash requirements, and other factors deemed relevant by our Board of Directors.

2015 Guidance Update

The company provided the following 2015 guidance updates:

	Updated Guidance	Previous Guidance

Diluted earnings per share*	$2.04 to $2.10	$2.00 to $2.08

International comparable sales	+6.0% to +8.0%	+5.0% to +7.0%

Income tax rate	30.0% to 31.5%	31.5% to 33.0%

*Excludes the $0.20 impact of the Legal Settlement.

Conference Call

A conference call is scheduled for August 5, 2015 at 10:00 a.m. Eastern Time to review our second quarter 2015 earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 877-312-8816 (U.S. and Canada) or 253-237-1189 (international). The conference call will be available for replay, including by downloadable podcast, from the company’s web site at www.papajohns.com. The Conference ID is 45353593.

Investors and others should note that we announce material financial information to our investors using our investor relations website, press releases, SEC filings and public conference calls and webcasts. We intend to use our investor relations website as a means of disclosing information about our business, our financial condition and results of operations and other matters and for complying with our disclosure obligations under Regulation FD. The information we post on our investor relations website, including information contained in investor presentations, may be deemed material. Accordingly, investors should monitor our investor relations website, in addition to following our press releases, SEC filings and public conference calls and webcasts. We encourage investors and others to sign up for email alerts at our investor relations page under Shareholder Tools at the bottom right side of the page. These email alerts are intended to help investors and others to monitor our investor relations website by notifying them when new information is posted on the site.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements may relate to projections or guidance concerning business performance, revenue, earnings, contingent liabilities, resolution of litigation, commodity costs, profit margins, unit growth, capital expenditures, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to:

  aggressive changes in pricing or other marketing or promotional strategies by competitors, which may adversely affect sales; and new product and concept developments by food industry competitors;
  changes in consumer preferences or consumer buying habits, including the impact of adverse economic conditions;
  the impact that product recalls, food quality or safety issues, incidences of foodborne illness, food contamination and other general public health concerns, including potential epidemics, could have system-wide on our restaurants or our results;
  failure to maintain our brand strength and quality reputation and risks related to our better ingredients marketing strategy;
  the ability of the Company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably;
  increases in or sustained high costs of food ingredients or other restaurant costs. This could include increased employee compensation, benefits, insurance, tax rates, regulatory compliance and similar costs; including increased costs resulting from federal health care legislation;
  disruption of our supply chain or commissary operations which could be caused by our sole source of supply of cheese or limited source of suppliers for other key ingredients or more generally due to weather, drought, disease, geopolitical or other disruptions beyond our control;
  increased risks associated with our international operations, including economic and political conditions, instability in our international markets, fluctuations in currency exchange rates, and difficulty in meeting planned sales targets and new store growth. This could include our expansion into emerging or underpenetrated markets, such as China, where we have a Company-owned presence. Based on prior experience in underpenetrated markets, operating losses are likely to occur as the market is being established;
  the impact of changes in interest rates on the Company or our franchisees;
  the credit performance of our franchise loan programs;
  the impact of the resolution of current or future claims and litigation;
  current or proposed legislation impacting our business;
  failure to effectively execute succession planning, and our reliance on the multiple roles of our Founder, Chairman and Chief Executive Officer, who also serves as our brand spokesperson; and
  disruption of critical business or information technology systems, and risks associated with systems failures and data privacy and security breaches, including theft of Company, employee and customer information.

These and other risk factors are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 28, 2014. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

For more information about the company, please visit www.papajohns.com.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Statements of Income

	Three Months Ended		Six Months Ended
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
North America:
Domestic company-owned restaurant sales	$185,962	$170,000	$383,249	$348,193
Franchise royalties	23,081	20,983	48,440	43,597
Franchise and development fees	195	132	460	276
Domestic commissary sales	149,007	150,581	311,340	314,628
Other sales	14,420	13,595	36,034	26,345
International:
Royalties and franchise and development fees	6,641	6,317	13,139	12,096
Restaurant and commissary sales	19,685	19,256	38,613	37,106
Total revenues	398,991	380,864	831,275	782,241

Costs and expenses:
Domestic company-owned restaurant expenses:
Cost of sales	43,289	42,030	90,793	87,186
Salaries and benefits	51,502	45,805	105,160	93,388
Advertising and related costs	16,492	15,354	33,262	31,610
Occupancy costs and other restaurant operating expenses	36,073	34,666	73,173	69,264
Total domestic company-owned restaurant expenses	147,356	137,855	302,388	281,448

Domestic commissary expenses:
Cost of sales	113,777	118,470	238,903	247,394
Salaries and benefits and other commissary operating expenses	23,781	23,062	48,391	45,941
Total domestic commissary expenses	137,558	141,532	287,294	293,335

Other operating expenses	13,648	13,221	34,251	24,652
International restaurant and commissary expenses	16,250	15,876	31,728	30,761
General and administrative expenses	42,043	33,562	83,976	70,528
Other general expenses	1,004	1,964	2,820	3,497
Depreciation and amortization	10,136	9,855	20,177	19,019
Total costs and expenses	367,995	353,865	762,634	723,240

Operating income	30,996	26,999	68,641	59,001
Legal settlement expense	(12,278)	-	(12,278)	-
Net interest (expense) income	(1,187)	(763)	(2,396)	(1,355)
Income before income taxes	17,531	26,236	53,967	57,646
Income tax expense	5,063	8,397	17,260	19,266
Net income before attribution to noncontrolling interests	12,468	17,839	36,707	38,380
Income attributable to noncontrolling interests	(1,688)	(1,091)	(3,691)	(2,321)
Net income attributable to the company	$10,780	$16,748	$33,016	$36,059

Calculation of income for earnings per share:
Net income attributable to the company	$10,780	$16,748	$33,016	$36,059
Decrease (increase) in noncontrolling interest redemption value	73	(31)	143	(39)
Net income attributable to participating securities	(50)	(81)	(150)	(218)
Net income attributable to common shareholders	$10,803	$16,636	$33,009	$35,802

Basic earnings per common share	$0.27	$0.40	$0.83	$0.86
Diluted earnings per common share	$0.27	$0.40	$0.82	$0.85

Basic weighted average common shares outstanding	39,692	41,225	39,764	41,501
Diluted weighted average common shares outstanding	40,217	41,970	40,368	42,332

Dividends declared per common share	$0.14	$0.125	$0.28	$0.25

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	June 28,	December 28,
	2015	2014
(In thousands)	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$22,447	$20,122
Accounts receivable, net	53,083	56,047
Notes receivable, net	6,422	6,106
Income taxes receivable	10,808	9,527
Inventories	23,848	27,394
Deferred income taxes	9,312	8,248
Prepaid expenses and other current assets	27,272	28,564
Total current assets	153,192	156,008

Property and equipment, net	215,208	219,457
Notes receivable, less current portion, net	12,009	12,801
Goodwill	82,291	82,007
Deferred income taxes	3,537	3,914
Other assets	36,805	38,616
Total assets	$503,042	$512,803

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$35,029	$38,832
Income and other taxes payable	9,709	9,637
Accrued expenses and other current liabilities	73,161	58,293
Total current liabilities	117,899	106,762

Deferred revenue	3,926	4,257
Long-term debt	234,000	230,451
Deferred income taxes	19,792	22,188
Other long-term liabilities	42,262	41,875
Total liabilities	417,879	405,533

Redeemable noncontrolling interests	7,741	8,555

Total stockholders' equity	77,422	98,715
Total liabilities, redeemable noncontrolling interests and stockholders' equity	$503,042	$512,803

Note: The Condensed Consolidated Balance Sheet has been derived from the audited consolidated financial statements, but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Six Months Ended
(In thousands)	June 28, 2015	June 29, 2014
	(Unaudited)	(Unaudited)
Operating activities
Net income before attribution to noncontrolling interests	$36,707	$38,380
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for uncollectible accounts and notes receivable	631	936
Depreciation and amortization	20,177	19,019
Deferred income taxes	6,424	6,298
Stock-based compensation expense	4,985	3,612
Excess tax benefit on equity awards	(9,488)	(7,890)
Other	2,239	2,270
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	1,682	3,400
Income taxes receivable	(1,281)	-
Inventories	3,474	(7,295)
Prepaid expenses and other current assets	1,292	28
Other assets and liabilities	(773)	(17)
Accounts payable	(3,877)	(1,934)
Income taxes and other taxes payable	72	1,423
Accrued expenses and other current liabilities	15,495	(3,970)
Deferred revenue	223	305
Net cash provided by operating activities	77,982	54,565

Investing activities
Purchases of property and equipment	(16,501)	(26,239)
Loans issued	(1,571)	(2,642)
Repayments of loans issued	2,787	1,880
Acquisitions, net of cash acquired	(491)	(3,179)
Other	348	3
Net cash used in investing activities	(15,428)	(30,177)

Financing activities
Net proceeds on line of credit facility	3,549	52,100
Cash dividends paid	(11,083)	(10,404)
Excess tax benefit on equity awards	9,488	7,890
Tax payments for equity award issuances	(10,654)	(7,498)
Proceeds from exercise of stock options	3,915	3,361
Acquisition of Company common stock	(52,083)	(63,304)
Contributions from noncontrolling interest holders	683	100
Distributions to noncontrolling interest holders	(4,350)	(600)
Other	319	293
Net cash used in financing activities	(60,216)	(18,062)

Effect of exchange rate changes on cash and cash equivalents	(13)	(25)
Change in cash and cash equivalents	2,325	6,301
Cash and cash equivalents at beginning of period	20,122	13,670

Cash and cash equivalents at end of period	$22,447	$19,971

CONTACT:
Papa John’s International, Inc.
Lance Tucker, 502-261-7272
Chief Financial Officer